Exhibit 10.3

UNITED STATES DISTRICT COURT

SOUTHERN DISTRICT OF NEW YORK

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UNITED STATES OF AMERICA,	)
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and	)
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STATE OF ILLINOIS	)
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and	)
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STATE OF NEW YORK	)
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and	)
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COMMONWEALTH OF MASSACHUSETTS	)
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Plaintiffs,	)
	)	Civil Action No.
v.	)
	)	Filed:
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MARQUEE HOLDINGS, INC.	)
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and	)
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LCE HOLDINGS, INC.	)
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Defendants.	)
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FINAL JUDGMENT

WHEREAS, plaintiffs, United States of America, the State of Illinois, the State of New York, and the Commonwealth of Massachusetts filed their Complaint on December 21, 2005, plaintiffs and defendants, Marquee Holdings, Inc. (“AMC”) and LCE Holdings, Inc. (“Loews”), by their respective attorneys, have consented to the entry of this Final Judgment without trial or adjudication of any issue of fact or law, and without this Final Judgment constituting any evidence against or admission by any party regarding any issue of fact or law;

AND WHEREAS, defendants agree to be bound by the provisions of this Final Judgment pending its approval by the Court;

AND WHEREAS, the essence of this Final Judgment is the prompt and certain divestiture[s] of certain rights or assets by the defendants to assure that competition is not substantially lessened;

AND WHEREAS, plaintiffs require defendants to make certain divestiture[s] for the purpose of remedying the loss of competition alleged in the Complaint;

AND WHEREAS, defendants have represented to the United States that the divestiture[s] required below can and will be made and that defendants will later raise no claim of hardship or difficulty as grounds for asking the Court to modify any of the divestiture provisions contained below;

NOW THEREFORE, before any testimony is taken, without trial or adjudication of any issue of fact or law, and upon consent of the parties, it is ORDERED, ADJUDGED AND DECREED:

I. Jurisdiction

This Court has jurisdiction over the subject matter of and each of the parties to this action. The Complaint states a claim upon which relief may be granted against defendants under Section 7 of the Clayton Act, as amended (15 U.S.C. § 18).

II. Definitions

As used in this Final Judgment:

A. “Acquirer” or “Acquirers” means the entity or entities to whom defendants divest the Theatre Assets.

B. “AMC” means defendant Marquee Holdings, Inc., a Delaware corporation with its headquarters in Kansas City, Missouri, its successors and assigns, and its subsidiaries, divisions, groups, affiliates, partnerships and joint ventures, and their directors, officers, managers, agents, and employees.

C. “Loews” means defendant LCE Holdings, Inc., a Delaware corporation with its headquarters in New York City, New York, its successors and assigns, and its subsidiaries, divisions, groups, affiliates, partnerships and joint ventures, and their directors, officers, managers, agents, and employees.

D. “Landlord Consent” means any contractual approval or consent that the landlord or owner of one or more of the Theatre Assets, or the property on which one or more of the Theatre Assets is situated, must grant prior to the transfer of one of the Theatre Assets to an Acquirer.

E. “Theatre Assets” means the first-run, commercial motion picture theatre businesses operated by AMC or Loews, under the following names and at the following locations:

	Theatre Name	Theatre Address
i.	City North 14	2600 N. Western Ave. Chicago, IL
ii.	Webster Place 11	1471 W. Webster Avenue Chicago, IL
iii.	E-Walk 13	247 W. 42nd St. New York, NY
iv.	Meridian 16	1501 7th Ave. Seattle, WA
v.	Fenway 13	201 Brookline Ave. Boston, MA
vi.	Keystone Park 16	13933 N. Central Expressway Dallas, TX

The term “Theatre Assets” includes:

1. All tangible assets that comprise the first-run, commercial motion picture theatre business including all equipment, fixed assets and fixtures, personal property, inventory, office furniture, materials, supplies, and other tangible property and all assets used in connection with the Theatre Assets; all licenses, permits and authorizations issued by any governmental organization relating to the Theatre Assets; all contracts, agreements, leases, commitments, certifications, and understandings, relating to the Theatre Assets, including supply agreements; all customer lists, contracts, accounts, and credit records; all repair and performance records and all other records relating to the Theatre Assets;

2. All intangible assets used in the development, production, servicing and sale of Theatre Assets, including, but not limited to all licenses and sublicenses, intellectual property, technical information, computer software (except defendants’ proprietary software) and related documentation, know-how, drawings, blueprints, designs, specifications for materials, specifications for parts and devices, quality assurance and control procedures, all technical manuals and information defendants provide to their own employees, customers, suppliers, agents or licensees, and all research data relating to the Theatre Assets. Provided however, that this term does not include (a) any right to use or interest in defendants’ copyrights, trademarks, trade names, service marks or service names, or (b) assets that the defendants do not own and are not legally able to transfer.

III. Applicability

A. This Final Judgment applies to AMC and Loews, as defined above, and all other persons in active concert or participation with any of them who receive actual notice of this Final Judgment by personal service or otherwise.

B. Defendants shall require, as a condition of the sale or other disposition of all or substantially all of their assets or of lesser business units that include the Theatre Assets, that the purchaser agrees to be bound by the provisions of this Final Judgment, provided, however, that defendants need not obtain such an agreement from the Acquirer[s].

IV. Divestitures

A. Defendants are ordered and directed, within 120 calendar days after the filing of the Complaint in this matter, or five (5) days after notice of the entry of this Final Judgment by the Court, whichever is later, to divest the Theatre Assets in a manner consistent with this Final Judgment to an Acquirer acceptable to the United States in its sole discretion after consultation with the State of Illinois, State of New York, and Commonwealth of Massachusetts, as appropriate. The United States, in its sole discretion, may agree to one or more extensions of this time period not to exceed 60 days in total, and shall notify the Court in such circumstances. Defendants agree to use their best efforts to divest the Theatre Assets as expeditiously as possible.

B. In accomplishing the divestiture[s] ordered by this Final Judgment, defendants promptly shall make known, by usual and customary means, the availability of the Theatre Assets. Defendants shall inform any person making inquiry regarding a possible purchase of the Theatre Assets that they are being divested pursuant to this Final Judgment and provide that person with a copy of this Final Judgment. Defendants shall offer to furnish to all prospective Acquirers, subject to customary confidentiality assurances, all information and documents relating to the Theatre Assets customarily provided in a due diligence process except such information or documents subject to the attorney-client or work-product privileges. Defendants shall make available such information to the United States at the same time that such information is made available to any other person.

C. Defendants shall provide the Acquirer[s] and the United States information relating to the personnel involved in the operation of the Theatre Assets to enable the Acquirer[s] to make offers of employment. Defendants will not interfere with any negotiations by the Acquirer[s] to employ any defendant employee whose primary responsibility is the operation of the Theatre Assets.

D. Defendants shall permit prospective Acquirers of the Theatre Assets to have reasonable access to personnel and to make inspections of the physical facilities of the Theatre Assets; access to any and all environmental, zoning, and other permit documents and information; and access to any and all financial, operational, or other documents and information customarily provided as part of a due diligence process.

E. Defendants shall warrant to all Acquirers of the Theatre Assets that each asset will be operational on the date of sale.

F. Defendants shall not take any action that will impede in any way the permitting, operation, or divestiture[s] of the Theatre Assets.

G. At the option of the Acquirer[s], defendants shall enter into an agreement for products and services, such as computer support services, that are reasonably necessary for the Acquirer[s] to effectively operate the Theatre Assets during a transition period. The terms and conditions of any contractual arrangements meant to satisfy this provision must be commercially reasonable for those products and services for which the agreement is entered and shall remain in effect for no more than three months, absent approval of the United States, in its sole discretion, after consultation with the State of Illinois, State of New York, and Commonwealth of Massachusetts, as appropriate.

H. Defendants shall warrant to the Acquirer[s] of the Theatre Assets that there are no material defects in the environmental, zoning or other permits pertaining to the operation of each asset, and that following the sale of the Theatre Assets, defendants will not undertake, directly or indirectly, any challenges to the environmental, zoning, or other permits relating to the operation of the Theatre Assets.

I. Unless the United States otherwise consents in writing, the divestiture[s] pursuant to Section IV, or by trustee appointed pursuant to Section V, of this Final Judgment, shall include the entire Theatre Assets, and shall be accomplished in such a way as to satisfy the United States, in its sole discretion (after consultation with the State of Illinois, State of New York, and Commonwealth of Massachusetts, as appropriate) that the Theatre Assets can and will be used by the Acquirer[s] as part of a viable, ongoing business of first-run, commercial motion picture theatres. Divestiture[s] of the Theatre Assets may be made to one or more Acquirers, provided that in each instance it is demonstrated to the sole satisfaction of the United States that the Theatre Assets will remain viable and the divestiture[s] of such assets will remedy the competitive harm alleged in the Complaint. The divestiture[s], whether pursuant to Section IV or Section V of this Final Judgment,

(1)	shall be made to an Acquirer (or Acquirers) that, in the United States’s sole judgment (after consultation with the State of Illinois, State of New York, and Commonwealth of Massachusetts, as appropriate), has the intent and capability (including the necessary managerial, operational, technical and financial capability) of competing effectively in the business of first-run, commercial motion picture theatres; and

(2)	shall be accomplished so as to satisfy the United States, in its sole discretion (after consultation with the State of Illinois, State of New York, and Commonwealth of Massachusetts, as appropriate), that none of the terms of any agreement between an Acquirer (or Acquirers) and defendants give defendants the ability unreasonably to raise the Acquirer’s costs, to lower the Acquirer’s efficiency, or otherwise to interfere in the ability of the Acquirer to compete effectively.

V. Appointment of Trustee

A. If defendants have not divested the Theatre Assets within the time period specified in Section IV(A), defendants shall notify the United States of that fact in writing. Upon application of the United States, the Court shall appoint a trustee selected by the United States and approved by the Court to effect the divestiture[s] of the Theatre Assets.

B. After the appointment of a trustee becomes effective, only the trustee shall have the right to sell the Theatre Assets. The trustee shall have the power and authority to accomplish the divestiture[s] to an Acquirer[s] acceptable to the United States (after consultation with the State of Illinois, State of New York, and Commonwealth of Massachusetts, as appropriate) at such price and on such terms as are then obtainable upon reasonable effort by the trustee, subject to the provisions of Sections IV, V, VI, and VII of this Final Judgment, and shall have such other powers as this Court deems appropriate. Subject to Section V (D) of this Final Judgment, the trustee may hire at the cost and expense of defendants any investment bankers, attorneys, or other agents, who shall be solely accountable to the trustee, reasonably necessary in the trustee’s judgment to assist in the divestiture[s].

C. Defendants shall not object to a sale by the trustee on any ground other than the trustee’s malfeasance. Any such objections by defendants must be conveyed in writing to the United States and the trustee within ten (10) calendar days after the trustee has provided the notice required under Section VII.

D. The trustee shall serve at the cost and expense of defendants, on such terms and conditions as the Court approves, and shall account for all monies derived from the sale of the assets sold by the trustee and all costs and expenses so incurred. After approval by the Court of the trustee’s accounting, including fees for its services and those of any professionals and agents retained by the trustee, all remaining money shall be paid to defendants and the trust shall then be terminated. The compensation of the trustee and any professionals and agents retained by the trustee shall be reasonable in light of the value of the Theatre Assets and based on a fee arrangement providing the trustee with an incentive based on the price and terms of the divestiture[s] and the speed with which it is accomplished, but timeliness is paramount.

E. Defendants shall use their best efforts to assist the trustee in accomplishing the required divestiture[s]. The trustee and any consultants, accountants, attorneys, and other persons retained by the trustee shall have full and complete access to the personnel, books, records, and facilities of the business to be divested, and defendants shall develop financial and other information relevant to such business as the trustee may reasonably request, subject to reasonable protection for trade secret or other confidential research, development, or commercial information. Defendants shall take no action to interfere with or to impede the trustee’s accomplishment of the divestiture[s].

F. After its appointment, the trustee shall file monthly reports with the parties and the Court setting forth the trustee’s efforts to accomplish the divestiture[s] ordered under this Final Judgment. To the extent such reports contain information that the trustee deems confidential, such reports shall not be filed in the public docket of the Court. Such reports shall include the name, address, and telephone number of each person who, during the preceding month, made an offer to acquire, expressed an interest in acquiring, entered into negotiations to acquire, or was contacted or made an inquiry about acquiring, any interest in the Theatre Assets, and shall describe in detail each contact with any such person. The trustee shall maintain full records of all efforts made to divest the Theatre Assets.

G. If the trustee has not accomplished such divestiture[s] within six months after its appointment, the trustee shall promptly file with the Court a report setting forth (1) the trustee’s efforts to accomplish the required divestiture[s], (2) the reasons, in the trustee’s judgment, why the required divestiture[s] has not been accomplished, and (3) the trustee’s recommendations. To the extent such reports contain information that the trustee deems confidential, such reports shall not be filed in the public docket of the Court. The trustee shall at the same time furnish such report to the United States and, as appropriate, the State of Illinois, State of New York, and Commonwealth of Massachusetts who shall have the right to make additional recommendations consistent with the purpose of the trust. The Court thereafter shall enter such orders as it shall deem appropriate to carry out the purpose of the Final Judgment, which may, if necessary, include extending the trust and the term of the trustee’s appointment by a period requested by the United States.

VI. Landlord Consent

A. If defendants are unable to effect the divestiture[s] required herein due to the inability to obtain the Landlord Consent for any of the Theatre Assets, defendants shall divest alternative Theatre Assets that compete effectively with the theatre for which Landlord Consent was not obtained. The United States shall in its sole discretion (after consultation with the State of Illinois, State of New York, and Commonwealth of Massachusetts, as appropriate), determine whether such theatre competes effectively with the theatre for which landlord consent was not obtained.

B. Within five (5) business days following a determination that Landlord Consent cannot be obtained for one of the Theatre Assets, defendants shall notify the United States and propose an alternative divestiture pursuant to Section VI(A). The United States shall have then ten (10) business days in which to determine whether such theatre is a suitable alternative pursuant to Section VI(A). If the defendants’ selection is deemed not to be a suitable alternative, the United States shall in its sole discretion select the theatre to be divested (after consultation with the State of Illinois, State of New York, and Commonwealth of Massachusetts, as appropriate).

C. If the trustee is responsible for effecting the divestiture[s], it shall notify both the United States and the defendants within five (5) business days following a determination that Landlord Consent can not be obtained for one of the Theatre Assets. Defendants shall thereafter have five (5) business days to propose an alternative divestiture pursuant to Section VI(a). The United States shall have then ten (10) business days in which to determine whether such theatre is suitable alternative pursuant to Section VI(a). If the defendants’ selection is deemed not to be a suitable competitive alternative, the United States shall in its sole discretion select the theatre to be divested (after consultation with the State of Illinois, State of New York, and Commonwealth of Massachusetts, as appropriate).

VII. Notice of Proposed Divestitures

A. Within two (2) business days following execution of a definitive divestiture agreement, defendants or the trustee, whichever is then responsible for effecting the divestiture[s] required herein, shall notify the United States and, as appropriate, the State of Illinois, State of New York, and Commonwealth of Massachusetts of any proposed divestiture[s] required by Sections IV or V of this Final Judgment. If the trustee is responsible, it shall similarly notify defendants. The notice shall set forth the details of the proposed divestiture[s] and list the name, address, and telephone number of each person not previously identified who offered or expressed an interest in or desire to acquire any ownership interest in the Theatre Assets, together with full details of the same.

B. Within fifteen (15) calendar days of receipt by the United States of such notice, the United States may request from defendants, the proposed Acquirer or Acquirers, any other third party, or the trustee if applicable additional information concerning the proposed divestiture[s], the proposed Acquirer or Acquirers, and any other potential Acquirer. Defendants and the trustee shall furnish any additional information requested within fifteen (15) calendar days of the receipt of the request, unless the parties shall otherwise agree.

C. Within thirty (30) calendar days after receipt of the notice or within twenty (20) calendar days after the United States has been provided the additional information requested from defendants, the proposed Acquirer or Acquirers, any third party, and the trustee, whichever is later, the United States shall provide written notice to defendants and the trustee, if there is one, stating whether or not it objects to the proposed divestiture[s]. If the United States provides written notice that it does not object, the divestiture[s] may be consummated, subject only to defendants’ limited right to object to the sale under Section V(C) of this Final Judgment. Absent written notice that the United States does not object to the proposed Acquirer[s] or upon objection by the United States, the divestiture[s] proposed under Sections IV or Section V shall not be consummated. Upon objection by defendants under Section V(C), the divestiture[s] proposed under Section V shall not be consummated unless approved by the Court.

VIII. Financing

Defendants shall not finance all or any part of any purchase made pursuant to Section IV or V of this Final Judgment.

IX. Hold Separate

Until the divestiture[s] required by this Final Judgment has been accomplished defendants shall take all steps necessary to comply with the Hold Separate Stipulation and Order entered by this Court. Defendants shall take no action that would jeopardize the divestiture[s] ordered by this Court.

X. Affidavits

A. Within twenty (20) calendar days of the filing of the Complaint in this matter, and every thirty (30) calendar days thereafter until the divestiture[s] has/have been completed under Sections IV or V, defendants shall deliver to the United States an affidavit as to the fact and manner of its compliance with Section IV or V of this Final Judgment. Each such affidavit shall include the name, address, and telephone number of each person who, during the preceding thirty days, made an offer to acquire, expressed an interest in acquiring, entered into negotiations to acquire, or was contacted or made an inquiry about acquiring, any interest in the Theatre Assets, and shall describe in detail each contact with any such person during that period. Each such affidavit shall also include a description of the efforts defendants have taken to solicit buyers for the Theatre Assets, and to provide required information to prospective purchasers, including the limitations, if any, on such information. Assuming the information set forth in the affidavit is true and complete, any objection by the United States to information provided by defendants, including limitation on information, shall be made within fourteen (14) days of receipt of such affidavit.

B. Within twenty (20) calendar days of the filing of the Complaint in this matter, defendants shall deliver to the United States an affidavit that describes in reasonable detail all actions defendants have taken and all steps defendants have implemented on an ongoing basis to comply with Section IX of this Final Judgment. Defendants shall deliver to the United States an affidavit describing any changes to the efforts and actions outlined in defendants’ earlier affidavits filed pursuant to this section within fifteen (15) calendar days after the change is implemented.

C. Defendants shall keep all records of all efforts made to preserve and divest the Theatre Assets until one year after such divestiture[s] has/have been completed.

XI. Compliance Inspection

A. For the purposes of determining or securing compliance with this Final Judgment, or of determining whether the Final Judgment should be modified or vacated, and subject to any legally recognized privilege, from time to time duly authorized representatives of the United States Department of Justice, the State of Illinois, State of New York, or Commonwealth of Massachusetts, including consultants and other persons retained by either of them, shall, upon written request of a duly authorized representative of the Assistant Attorney General in charge of the Antitrust Division, the Attorney General for Illinois, Attorney General for New York, or Attorney General for Massachusetts, and on reasonable notice to defendants, be permitted:

(1)	access during defendants’ office hours to inspect and copy, or at plaintiff’s option, to require defendants provide copies of, all books, ledgers, accounts, records and documents in the possession, custody, or control of defendants, relating to any matters contained in this Final Judgment; and

(2)	to interview, either informally or on the record, defendants’ officers, employees, or agents, who may have their individual counsel present, regarding such matters. The interviews shall be subject to the reasonable convenience of the interviewee and without restraint or interference by defendants.

B. Upon the written request of a duly authorized representative of the Assistant Attorney General in charge of the Antitrust Division, the Attorney General for Illinois, Attorney General for New York, or Attorney General for Massachusetts, defendants shall submit written reports, under oath if requested, relating to any of the matters contained in this Final Judgment as may be requested.

C. No information or documents obtained by the means provided in this section shall be divulged by the United States, the State of Illinois, State of New York, or Commonwealth of Massachusetts, to any person other than an authorized representative of the executive branch of the United States, or of each state government, except in the course of legal proceedings to which at least one of the plaintiffs is a party (including grand jury proceedings), or for the purpose of securing compliance with this Final Judgment, or as otherwise required by law.

D. If at the time information or documents are furnished by defendants to the plaintiffs, defendants represent and identify in writing the material in any such information or documents to which a claim of protection may be asserted under Rule 26(c)(7) of the Federal Rules of Civil Procedure, and defendants mark each pertinent page of such material, “Subject to claim of protection under Rule 26(c)(7) of the Federal Rules of Civil Procedure,” then the plaintiffs shall give defendants ten (10) calendar days notice prior to divulging such material in any legal proceeding (other than a grand jury proceeding).

XII. Notification

Unless such transaction is otherwise subject to the reporting and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, 15 U.S.C. § 18a (the “HSR Act”), defendants, without providing advance notification to the United

States, shall not directly or indirectly acquire any assets of or any interest, including any financial, security, loan, equity or management interest, in the business of first-run, commercial theatres in Cook County, Illinois; New York County, New York (Manhattan); King County, Washington; Suffolk County, Massachusetts; and Dallas County, Texas during a 10-year period. This notification requirement shall apply only to the acquisition of any assets or any interest in the business of first-run, commercial motion picture theatres at the time of the acquisition and shall not be construed to require notification of acquisition of interest in new theatre developments or of assets not being operated as first-run commercial motion picture theatre businesses, provided, that this notification requirement shall apply to first-run, commercial theatres under construction at the time of the entering of this Final Judgment.

Such notification shall be provided to the United States in the same format as, and per the instructions relating to the Notification and Report Form set forth in the Appendix to Part 803 of Title 16 of the Code of Federal Regulations as amended, except that the information requested in Items 5 through 9 of the instructions must be provided only about first-run, commercial theatres. Notification shall be provided at least thirty (30) days prior to acquiring any such interest, and shall include, beyond what may be required by the applicable instructions, the names of the principal representatives of the parties to the agreement who negotiated the agreement, and any management or strategic plans discussing the proposed transaction. If within the 30-day period after notification, representatives of United States make a written request for additional information, defendants shall not consummate the proposed transaction or agreement until twenty (20) days after submitting all such additional information. Early termination of the waiting periods in this paragraph may be requested and, where appropriate, granted in the same manner as is applicable under the requirements and provisions of the HSR Act and rules promulgated thereunder. This Section shall be broadly construed and any ambiguity or uncertainty regarding the filing of notice under this Section shall be resolved in favor of filing notice.

XIII. No Reacquisition

Defendants may not reacquire any part of the Theatre Assets during the term of this Final Judgment.

XIV. Retention of Jurisdiction

This Court retains jurisdiction to enable any party to this Final Judgment to apply to this Court at any time for further orders and directions as may be necessary or appropriate to carry out or construe this Final Judgment, to modify any of its provisions, to enforce compliance, and to punish violations of its provisions.

XV. Expiration of Final Judgment

Unless this Court grants an extension, this Final Judgment shall expire ten years from the date of its entry.

XVI. Public Interest Determination

Entry of this Final Judgment is in the public interest.

Date:

Court approval subject to procedures of Antitrust Procedures and Penalties Act, 15 U.S.C. § 16

United States District Judge

Respectfully submitted,

FOR PLAINTIFF UNITED STATES OF AMERICA:

/s/ William H. Jones II
William H. Jones II (WJ 2563) Allen P. Grunes (AG 4775) Gregg I. Malawer (GM 6467) Avery W. Gardiner (AG 2011) Joan Hogan (JH 5666)

Attorneys

Bernard M. Hollander (BH 0818)

Senior Trial Attorney

U.S. Department of Justice

Antitrust Division

Litigation III Section

325 Seventh Street, N.W., Suite 300

Washington, D.C. 20530

Tel: (202) 514-0230

Fax: (202) 307-9952

Dated: December 20, 2005.

FOR PLAINTIFF STATE OF NEW YORK:

Eliot Spitzer, Attorney General

/s/ Jay L. Himes
By: Jay L. Himes (JH 7714) Chief, Antitrust Bureau

/s/ Richard E. Grimm
Richard E. Grimm (RG 6891) Assistant Attorney General

Antitrust Bureau
Office of the Attorney General
120 Broadway, Room 26C62
New York, New York 10271-0332
Tel: (212) 416-8282, (212) 416-8280
Fax: (212) 416-6015

FOR PLAINTIFF STATE OF ILLINOIS:
Lisa Madigan, Attorney General

/s/ Robert W. Pratt
By: Robert W. Pratt (RP 7924)
Chief, Antitrust Bureau
Office of the Attorney General
State of Illinois
100 West Randolph Street
13th Floor
Chicago, Illinois 60601
(312) 814-3722 Kavita Puri Assistant Attorney General OF COUNSEL

FOR PLAINTIFF COMMONWEALTH OF MASSACHUSETTS

Thomas F. Reilly, Attorney General

/s/ Jeffrey S. Shapiro
By: Jeffrey S. Shapiro (JS 5521) Mary B. Freeley (MF 1359) Assistant Attorneys General Office of the Attorney General Commonwealth of Massachusetts One Ashburton Place Boston, MA 02108 (617) 727-2200

FOR DEFENDANT AMC:

/s/ Ilene Knable Gotts
Ilene Knable Gotts (NY Bar 2797181)
Damian G. Didden (NY Bar 4163408)
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Tel: (212) 403-1113
Fax: (212) 403-2113

FOR DEFENDANT LOEWS:

/s/ Deborah L. Feinstein
Deborah L. Feinstein
Arnold & Porter LLP
555 Twelfth Street, NW
Washington, D.C. 20004
Tel: (202) 942-5015
Fax: (202) 942-5999